Exhibit 23.5
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP on Form S-3 of our report dated August 22, 2007 relating to the consolidated financial statements of Momentum Energy Group, Inc and Subsidiaries as of June 30, 2007, December 31, 2006, and 2005 and for the six month period ended June 30, 2007, the years ended December 31, 2006 and 2005, and for the period August 24, 2004 (date of inception) through December 31, 2004 appearing in the Current Report of DCP Midstream Partners, LP on Form 8-K/A dated October 3, 2007, and to the reference to us under the heading “Experts” in the Prospectus of DCP Midstream Partners, LP, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
October 19, 2007